Exhibit 99.1

Press Release
For Immediate Release

	Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports First Quarter Earnings for 2012

•	Net income of $22.3 million for the first quarter of 2012, compared to $16.6 million for the first quarter of 2011.

•	Combined net income for the past four fiscal quarters totaled $87.4 million, or $0.83 per diluted share, annualized.

•	Allowance for credit losses represented 2.89% of total Citizens Business Bank (“CBB”) non-covered loans & leases at March 31, 2012.

•	Non-performing loans decreased to $55.3 million, compared to $62.7 million at December 31, 2011, and was 1.74% of total CBB non-covered loans and leases.

•	Non-interest bearing deposits totaled $2.12 billion (45% of total deposits) at March 31, 2012, an increase of $92.5 million from $2.03 billion at December 31, 2011.

Ontario, CA, April 18, 2012-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the first quarter of 2012.

CVB Financial Corp. reported net income of $22.3 million for the first quarter of 2012. This represents an increase of $5.7 million, or 34.14%, when compared with net income of $16.6 million for the first quarter of 2011. Diluted earnings per share were $0.21 for the first quarter of 2012. This was up $0.05, or 31.25%, from diluted earnings per share of $0.16 for the same period last year.

Chris Myers, President and CEO commented, “We are pleased with our financial results for the first quarter of 2012 and the consistency of our earnings over the past four quarters. During the first quarter, we saw a continued decline in our non-performing asset portfolio, solid growth in our non-interest bearing deposit portfolio, and a significant reduction in non-interest expense.”

Net income for the first quarter of 2012 produced an annualized return on beginning equity of 12.53%, an annualized return on average equity of 12.27% and an annualized return on average assets of 1.37%. The efficiency ratio, excluding the provision for credit losses, was 47.31% for the quarter. Non-interest expense, as a percentage of average assets, was 1.83%.

Interest income and fees on loans for the first quarter of 2012 totaled $50.7 million, which includes $4.7 million of discount accretion from accelerated principal reductions and improved credit loss experience on covered loans acquired from San Joaquin Bank (“SJB”). This represented a decrease of $591,000, or 1.15%, when compared to interest income on loans of $51.3 million for the same period last year.

Non-interest income was $5.3 million for the first quarter of 2012, compared with $10.7 million for the fourth quarter of 2011. Non-interest income for the first quarter of 2012 was reduced by a $2.9 million net decrease in the FDIC loss sharing asset and a $1.2 million impairment charge for a large held-for-sale note included in other non-interest income. The decrease in the loss sharing asset in 2012 was primarily due to the improved credit loss experienced in our covered loan portfolio. Non-interest income for the fourth quarter of 2011 was improved by a $1.3 million increase in the FDIC loss sharing asset. If these three items are excluded, non-interest income was flat at $9.4 million, quarter-over-quarter.

Non-interest expense for the first quarter of 2012 was $30.2 million, a decrease of $4.5 million from $34.7 million for the fourth quarter of 2011, and a $6.1 million decrease from $36.3 million for the first quarter of 2011.

Our efficiency ratio improved to 47.31% for the first quarter of 2012, compared with 52.64% for the fourth quarter of 2011, and 54.12% for the first quarter of 2011.

Decreases in non-interest expense and a lower cost of funds were the main reasons for improvement in our efficiency ratio.

Net Interest Income and Net Interest Margin

Net interest income, before the provision for credit losses, totaled $58.6 million for the three months ending March 31, 2012. Net interest income for the first quarter of 2012 increased $1.5 million, or 2.61%, compared to the same period in 2011.

Excluding the impact of the yield adjustment on covered loans, net interest margin (tax equivalent) increased from 3.62% for the fourth quarter of 2011 to 3.69% for the first quarter of 2012. Total average earning asset yields increased from 4.14% for the fourth quarter of 2011 to 4.16% for the first quarter of 2012. Total cost of funds decreased from 0.56% for the fourth quarter of 2011 to 0.52% for the first quarter of 2012.

Excluding the impact of the yield adjustment on covered loans, net interest margin (tax equivalent) decreased from 3.78% for the first quarter of 2011 to 3.69% for the first quarter of 2012. Total average earning asset yields decreased from 4.39% for the first quarter of 2011 to 4.16% for the first quarter of 2012. Total cost of funds decreased from 0.65% for the first quarter of 2011 to 0.52% for the first quarter of 2012.

Assets

The Company reported total assets of $6.51 billion at March 31, 2012. This represents an increase of $23.2 million, or 0.36%, from total assets of $6.48 billion at December 31, 2011. Earning assets totaled $6.12 billion at March 31, 2012, a decrease of $10.76 million, or 0.18%, when compared with earning assets of $6.13 billion at December 31, 2011. The decrease in earning assets was due to a decrease in the loan portfolio, partially offset by an increase in the investment portfolio.

Investment Securities

Investment securities totaled $2.38 billion at March 31, 2012. This is up from $2.20 billion at December 31, 2011. Our investment portfolio continues to perform well. As of March 31, 2012 we had a pretax unrealized gain of $71.4 million of which $41.6 million is attributed to our municipal securities portfolio and $29.6 million is attributed to our mortgage-backed securities (“MBS”) portfolio.

MBS totaled $1.68 billion at March 31, 2012. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one private-label mortgage-backed security that has impairment. This Alt-A bond, with a book value of $2.3 million as of March 31, 2012, has had $1.8 million in net impairment loss to date since it was purchased in early 2008, with no additional impairment recorded in the first quarter of 2012.

Our municipal securities, totaling $646.7 million, are located in 28 states, with approximately $15.6 million, or 6.0%, located within the state of California. Our largest holdings are in New Jersey at 14.3%, Michigan at 12.1% and Illinois at 11.5%. All municipal bond securities are performing.

In the fourth quarter of 2011, we purchased and now hold $10.5 million in trust preferred securities at March 31, 2012.

We continue to reinvest our cash flows from the investment portfolio. During the first quarter of 2012, we purchased $318.2 million in MBS with an average yield of 1.82% and $13.1 million in municipal securities with an average tax-equivalent yield of 3.58%. MBS purchased during the first quarter have an average duration of about 4 years. One of the objectives of our purchasing strategy is to minimize extension risk as interest rates rise.

Loans

Total loans and leases, net of deferred fees and discount, of $3.43 billion at March 31, 2012, decreased by $50.2 million, or 1.44%, from $3.48 billion at December 31, 2011. We attribute this decrease to the following:

•

$57.7 million to the non-covered dairy and livestock portfolio. Historically, our dairy and livestock customers have seasonal borrowing patterns and tend to draw down on available lines of credit in the fourth quarter and repay these advances in the first quarter.

•	$8.8 million decline in non-covered construction loans.

•	$8.3 million decline in purchased mortgage pools.

Construction loans and purchased mortgage pools are considered non-core lending niches. Our core lending strategy is focused on commercial & industrial business lending, dairy, livestock, and agribusiness lending and commercial real estate loans.

Deposits & Customer Repurchase Agreements

Total deposits of $4.68 billion and customer repurchase agreements of $477.6 million totaled $5.16 billion at March 31, 2012. This represents an increase of $43.8 million, or 0.86%, when compared with total deposits and customer repurchase agreements of $5.11 billion at December 31, 2011.

Non-interest bearing deposits were $2.12 billion at March 31, 2012, an increase of $92.5 million, or 4.56%, compared to $2.03 billion at December 31, 2011. At March 31, 2012, non-interest bearing deposits were 45.31% of total deposits, up from 44.04% at December 31, 2011 and 40.53% at March 31, 2011.

Our average cost of total deposits was 0.14% for the three months ending March 31, 2012, compared to our cost of total deposits of 0.25% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.17% for the three months ended March 31, 2012.

Borrowings

At March 31, 2012, we had $448.7 million in borrowings, compared to borrowings of $448.7 million at December 31, 2011. On January 7, 2012, we consummated the redemption of all outstanding debentures and trust preferred securities issued by First Coast Capital Trust II for total consideration of approximately $6.8 million.

Asset Quality

We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans were marked to fair value at the acquisition date.

Citizens Business Bank Asset Quality (Non-covered loans)

The allowance for credit losses decreased from $94.0 million at December 31, 2011 to $91.9 million at March 31, 2012. The decrease was due to net loan charge-offs of $2.0 million during the first three months of 2012. The allowance for credit losses was 2.89% and 2.92% of total non-covered loans and leases outstanding at March 31, 2012 and December 31, 2011, respectively. There was zero provision for credit losses for the first quarter of 2012.

We had $55.3 million in non-performing loans at March 31, 2012, or 1.74% of total loans. This compares to non-performing loans of $62.7 million at December 31, 2011. The $55.3 million in non-performing loans for the first quarter is summarized as follows: $8.4 million in commercial construction, $13.1 million in residential mortgages, $27.2 million in commercial real estate, $4.1 million in commercial and industrial, $1.2 million in dairy & livestock loans, and $1.3 million in other loans.

At March 31, 2012, we had $11.4 million in Other Real Estate Owned (“OREO”), a decrease of $2.4 million from OREO of $13.8 million at December 31, 2011. At December 31, 2011, we had eleven OREO properties. During the first three months of 2012, we added one property for a total of $294,000 to OREO. We sold three properties with an OREO value of $2.6 million at a gain of $15,000. We now have nine OREO properties.

At March 31, 2012, we had loans delinquent 30 to 89 days of $11.2 million. This compares to delinquent loans of $5.5 million at December 31, 2011. As a percentage of total loans, delinquencies, excluding non-accruals, were 0.35% at March 31, 2012 and 0.17% at December 31, 2011. All loans delinquent 90 days or more were categorized as non-performing.

At March 31, 2012, we had $41.9 million in performing troubled debt restructured loans (“TDR”), an increase of $3.3 million from performing TDRs of $38.6 million at December 31, 2011. In terms of number of loans, we had sixteen performing TDRs at December 31, 2011, compared to twenty-one performing TDRs at March 31, 2012.

In total, non-performing assets, defined as non-covered non-accrual loans and other real estate owned, have decreased over the past several quarters and totaled $66.7 million at March 31, 2012, $76.5 million at December 31, 2011, $81.2 million at September 30, 2011, $88.8 million at June 30, 2011, and $114.4 million at March 31, 2011.

We have also made substantial progress in reducing our classified loans on a year-over-year basis. Classified loans are loans that are graded “substandard” or worse. At March 31, 2012, classified loans totaled $334.1 million, a decrease of $25.1 million from $359.2 million at December 31, 2011 and a decrease of $254.5 million from March 31, 2011.

San Joaquin Bank Asset Quality (Covered loans)

At March 31, 2012, we had $305.0 million in gross loans from SJB with a carrying value of $245.7 million, compared to $330.4 million of gross loans at December 31, 2011 and $262.5 million in carrying value. Of the gross loans, we have $73.5 million in non-performing loans as of March 31, 2012, or 24.09%, compared to $83.7 million in non-performing loans at December 31, 2011. We have 14 properties in OREO totaling $6.4 million, compared to 16 properties totaling $9.8 million at December 31, 2011.

CitizensTrust

CitizensTrust has approximately $2.11 billion in assets under administration, including $1.7 billion in assets under management, as of March 31, 2012. Revenues of $2.2 million for the first quarter of 2012 were flat year-over-year. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time tomorrow, April 19, 2012, to discuss the Company’s first quarter 2012 financial results.

To listen to the conference call, please dial (877) 317-6789. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through May 4, 2012 at 9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10011996.

The conference call will also be simultaneously webcast over the Internet; please visit the Company’s website at www.cbbank.com and click on the CVB Investor tab to access the call from the site. Access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for twelve months.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank, a $6.5 billion financial services company based in Ontario, California. Citizens Business Bank serves 40 cities with 42 Business Financial Centers, five Commercial Banking Centers and two trust office locations in the Inland Empire, Los Angeles County, Orange County, and the Central Valley areas of California

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; a prolonged slowdown in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and insurance) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; cyber-security threats including loss of system functionality or theft or loss of data; the ability to increase market share and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2011, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(dollars in thousands)

	March 31,	December 31,
	2012	2011
Assets
Cash and due from banks	$94,523	$35,407
Interest-earning balances due from Federal Reserve Bank	181,795	309,936
Interest-earning balances due from depository institutions	—	—

Total cash and cash equivalents	276,318	345,343
Interest-earning balances due from depository institutions	60,000	60,000
Investment securities available-for-sale	2,372,729	2,201,526
Investment securities held-to-maturity	2,280	2,383
Investment in stock of Federal Home Loan Bank (FHLB)	69,222	72,689
Non-covered loans held-for-sale	630	348
Covered loans held-for-sale	3,771	5,664
Non-covered loans and lease finance receivables	3,186,013	3,219,727
Allowance for credit losses	(91,922)	(93,964)

Net non-covered loans and lease finance receivables	3,094,091	3,125,763

Covered loans and lease finance receivables, net	241,943	256,869
Premises and equipment, net	35,624	36,280
Intangibles	4,731	5,548
Goodwill	55,097	55,097
Bank owned life insurance	116,878	116,132
FDIC loss sharing asset	55,193	59,453
Other assets	117,576	139,820

TOTAL ASSETS	$6,506,083	$6,482,915

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,120,382	$2,027,876
Investment checking	327,741	338,424
Savings and money market demand	1,435,082	1,401,098
Time deposits	796,902	837,150

Total deposits	4,680,107	4,604,548
Customer repurchase agreements	477,568	509,370
Borrowings	448,730	448,662
Junior subordinated debentures	108,250	115,055
Other liabilities	61,421	90,466

Total liabilities	5,776,076	5,768,101

Stockholders’ Equity:
Stockholders’ equity	688,580	673,345
Accumulated other comprehensive income, net of tax	41,427	41,469

Total stockholders’ equity	730,007	714,814

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,506,083	$6,482,915

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCE SHEETS

(unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2012	2011
Assets:
Cash and due from banks	$138,289	$108,923
Interest-earning balances due from Federal Reserve Bank	224,346	331,001
Interest-earning balances due from depository institutions	—	50,248

Total cash and cash equivalents	362,635	490,172

Interest-earning balances due from depository institutions	60,000	50,190
Investment securities available-for-sale	2,291,320	1,856,465
Investment securities held-to-maturity	2,292	2,999
Investment in stock of Federal Home Loan Bank (FHLB)	72,194	86,591
Non-covered loans held-for-sale	1,753	3,460
Covered loans held-for-sale	5,692	—

Non-covered loans and lease finance receivables	3,176,919	3,317,201
Allowance for credit losses	(93,785)	(109,861)

Net non-covered loans and lease finance receivables	3,083,134	3,207,340

Covered loans and lease finance receivables, net	249,406	361,386
Premises and equipment, net	36,087	40,552
Intangibles	5,068	8,522
Goodwill	55,097	55,097
Bank owned life insurance	116,428	113,207
FDIC loss sharing asset	58,310	90,157
Other assets	159,958	155,428

TOTAL	$6,559,374	$6,521,566

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,079,571	$1,790,839
Interest-bearing	2,567,436	2,773,622

Total deposits	4,647,007	4,564,461
Other borrowings	987,893	1,134,516
Junior subordinated debentures	108,624	115,055
Other liabilities	86,137	55,690

Total liabilities	5,829,661	5,869,722

Stockholders’ equity:
Stockholders’ equity	688,245	645,630
Accumulated other comprehensive income, net of tax	41,468	6,214

Total stockholders’ equity	729,713	651,844

TOTAL	$6,559,374	$6,521,566

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(dollars in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2012	2011
Interest income:
Loans held-for-sale	$4	$20
Loans and leases, including fees	46,028	49,344
Accelerated accretion on acquired loans	4,692	1,951

Total loans and leases, including fees	50,724	51,315
Investment securities:
Taxable	9,170	8,839
Tax-advantaged	5,796	5,919

Total investment income	14,966	14,758
Dividends from FHLB stock	90	65
Federal funds sold & interest-earning CDs	285	374

Total interest income	66,065	66,512
Interest expense:
Deposits	1,653	2,788
Borrowings and junior subordinated debentures	5,810	6,615

Total interest expense	7,463	9,403

Net interest income before provision for credit losses	58,602	57,109
Provision for credit losses	—	7,068

Net interest income after provision for credit losses	58,602	50,041
Noninterest income:
Service charges on deposit accounts	4,124	3,723
Trust and investment services	2,185	2,152
Increase (decrease) in FDIC loss sharing asset	(2,944)	1,415
Other	1,891	2,688

Total noninterest income	5,256	9,978
Noninterest expense:
Salaries and employee benefits	16,721	17,660
Occupancy	2,847	2,831
Equipment	1,101	1,490
Professional services	1,991	3,610
Amortization of intangible assets	816	901
Provision for unfunded commitments	—	732
OREO expenses	730	1,105
Other	6,006	7,976

Total noninterest expense	30,212	36,305

Earnings before income taxes	33,646	23,714
Income taxes	11,378	7,114

Net earnings	22,268	16,600

Basic earnings per common share	$0.21	$0.16

Diluted earnings per common share	$0.21	$0.16

Cash dividends per common share	$0.085	$0.085

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Interest income—(Tax-Effected) (te)	$68,238	$68,982
Interest expense	7,463	9,403

Net Interest income—(te)	$60,775	$59,579

Return on average assets, annualized	1.37%	1.03%
Return on average equity, annualized	12.27%	10.33%
Efficiency ratio [1]	47.31%	54.12%
Yield on average earning assets (te)	4.53%	4.60%
Yield on average earning assets (te) exlcuding discount	4.16%	4.39%
Cost of deposits	0.14%	0.25%
Cost of deposits and customer repurchase agreements	0.17%	0.27%
Cost of funds	0.52%	0.65%
Net interest margin (te)	4.04%	3.98%
Net interest margin (te) excluding discount	3.69%	3.78%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Weighted average shares outstanding
Basic	104,303,158	105,651,193
Diluted	104,499,932	105,703,855
Dividends declared	$8,903	$9,017
Dividend payout ratio	39.98%	54.32%

Number of shares outstanding-EOP	104,707,012	106,078,253
Book value per share	$6.97	$6.17
Tangible Book value per share	$6.40	$5.57

	March 31,
	2012	2011
(Non-covered loans)
Non-performing assets (dollar amount in thousands):
Non-accrual loans	$55,312	$108,150
Loans past due 90 days or more and still accruing interest	—	—
Other real estate owned (OREO), net	11,427	6,240

Total non-performing assets	$66,739	$114,390

Percentage of non-performing assets to total loans outstanding and OREO	2.09%	3.51%
Percentage of non-performing assets to total assets	1.03%	1.76%
Allowance for loan losses to non-performing assets	137.73%	88.35%
Net Charge-offs to Average loans	0.06%	0.34%
Allowance for credit losses:
Beginning Balance	$93,964	$105,259
Total loans charged-off	(2,356)	(12,038)
Total Loans Recovered	314	778

Net Loans Charged-off	(2,042)	(11,260)
Provision Charged to Operating Expense	—	7,068

Allowance for Credit Losses at End of period	$91,922	$101,067

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2012		2011		2010
Quarter End	High	Low	High	Low	High	Low
March 31,	$11.97	$9.99	$9.32	$7.83	$10.89	$8.44
June 30,			$9.94	$8.18	$11.85	$9.00
September 30,			$10.00	$7.41	$10.99	$6.61
December 31,			$10.27	$7.28	$9.09	$7.30

Quarterly Consolidated Statements of Earnings

	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Interest income
Loans, including fees	$50,724	$48,290	$52,788	$54,697	$51,315
Investment securities and other	15,341	15,206	15,742	16,485	15,197

	66,065	63,496	68,530	71,182	66,512
Interest expense
Deposits	1,653	1,721	1,979	2,220	2,788
Other borrowings	5,810	6,578	6,571	6,567	6,615

	7,463	8,299	8,550	8,787	9,403
Net interest income before provision for credit losses	58,602	55,197	59,980	62,395	57,109
Provision for credit losses	—	—	—	—	7,068

Net interest income after provision for credit losses	58,602	55,197	59,980	62,395	50,041
Non-interest income	5,256	10,730	7,514	5,994	9,978
Non-interest expenses	30,212	34,707	32,858	37,155	36,305

Earnings before income taxes	33,646	31,220	34,636	31,234	23,714
Income taxes	11,378	9,508	12,253	10,196	7,114

Net earnings	$22,268	$21,712	$22,383	$21,038	$16,600

Basic earning per common share	$0.21	$0.21	$0.21	$0.20	$0.16
Diluted earnings per common share	$0.21	$0.21	$0.21	$0.20	$0.16

Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends Declared	$8,903	$8,858	$8,912	$9,018	$9,017

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands)

Distribution of Loan Portfolio

	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Commercial and Industrial	$521,779	$523,950	$510,950	$500,745	$490,316
Real Estate:
Construction	77,385	94,831	101,429	119,638	169,562
Commercial Real Estate	2,223,533	2,171,399	2,172,050	2,237,975	2,255,247
SFR Mortgage	167,465	179,731	191,650	201,457	210,445
Consumer	58,613	59,789	58,668	59,496	61,622
Municipal lease finance receivables	114,792	113,629	115,803	119,792	122,897
Auto and equipment leases	17,105	17,370	16,237	16,998	17,399
Dairy and Livestock	286,027	343,549	292,049	296,801	325,052
Agribusiness	12,216	28,523	48,627	52,528	49,664

Gross Loans	3,478,915	3,532,771	3,507,463	3,605,430	3,702,204
Less:
Purchase accounting discount	(45,456)	(50,780)	(51,646)	(73,449)	(98,117)
Deferred net loan fees	(5,503)	(5,395)	(5,115)	(5,385)	(5,640)
Allowance for credit losses	(91,922)	(93,964)	(95,528)	(96,895)	(101,067)

Net Loans	$3,336,034	$3,382,632	$3,355,174	$3,429,701	$3,497,380

Covered loans	$241,943	$256,869	$280,337	$334,225	$348,759
Non-covered loans	3,094,091	3,125,763	3,074,837	3,095,476	3,148,621

Total Net Loans	$3,336,034	$3,382,632	$3,355,174	$3,429,701	$3,497,380

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands)

Non-Performing Assets & Delinquency Trends

(Non-Covered Loans)

	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Non-Performing Loans
Residential Construction and Land	$920	$920	$989	$1,080	$4,001
Commercial Construction and Land	8,349	12,397	13,779	23,953	39,975
Residential Mortgage	13,129	16,970	18,792	17,786	18,425
Commercial Real Estate	27,238	25,992	25,454	24,731	34,951
Commercial and Industrial	4,082	3,432	3,277	4,649	7,542
Dairy & Livestock	1,200	2,475	2,574	2,672	2,996
Consumer	308	382	340	179	259
Auto & Equipment Leases	86	104	7	—	1

Total	$55,312	$62,672	$65,212	$75,050	$108,150

% of Total Loans	1.74%	1.95%	2.06%	2.35%	3.33%

Past Due 30-89 Days
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction and Land	—	—	—	—	1,492
Residential Mortgage	4,109	1,568	—	460	993
Commercial Real Estate	5,798	787		2,590	898
Commercial and Industrial	1,317	3,022	940	675	72
Dairy & Livestock	—	—	—	—	—
Consumer	13	59	14	91	9
Auto & Equipment Leases		20	997	65	167

Total	$11,237	$5,456	$1,951	$3,881	$3,631

% of Total Loans	0.35%	0.17%	0.06%	0.12%	0.11%

OREO
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction and Land	7,117	7,117	8,580	7,117	2,709
Commercial Real Estate	4,173	6,566	7,376	6,314	3,322
Commercial and Industrial	137	137	—	—	209
Residential Mortgage	—	—	—	287	—
Consumer	—	—	—	—	—
Auto & Equipment Leases		—	—	—	—

Total	$11,427	$13,820	$15,956	$13,718	$6,240

Total Non-Performing, Past Due & OREO	$77,976	$81,948	$83,119	$92,649	$118,021

% of Total Loans	2.45%	2.55%	2.62%	2.90%	3.63%

Net interest income and net interest margin reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. The first quarter of 2012 net interest income and net interest margin include a yield adjustment of $4.7 million from discount accretion on covered loans. We believe that presenting the net interest income and net interest margin excluding the yield adjustment provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three months ended
	March 31, 2012
	(Dollars in thousands)
	Average
	Balance	Interest	Yield
Total interest-earning assets	$6,083,922	$66,065	4.53%
Accelerated accretion on acquired loans	50,155	(4,692)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,134,077	$61,373	4.16%

Net interest income and net interest margin (TE)		$60,775	4.04%
Yield adjustment to interest income from discount accretion		(4,692)

Net interest income and net interest margin (TE), excluding yield adjustment		$56,083	3.69%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. The following is a reconciliation of Tangible Book Value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of Tangible Book Value per Share as of March 31, 2012.

As of March 31, 2012
(Dollars in thousands)

Stockholders’ Equity	$730,007
Less: Goodwill	(55,097)
Less: Intangible Assets	(4,731)

Tangible Book Value	$670,179

Common shares issued and outstanding	104,707,012

Tangible Book Value Per Share	$6.40